Exhibit 99.1

eGain Announces Fiscal 2013 Fourth Quarter

and Full Year Financial Results

•	Total quarterly revenue of $18.0 million, up 16% sequentially and 69% year-over-year

•	Total fiscal 2013 revenue of $58.9 million, up 36% over fiscal 2012

•	Quarterly cloud software revenue up 8% sequentially and 73% year-over-year

•	Fiscal 2013 cloud software revenue up 70% year-over-year

•	Fourth quarter operating income of $2.1 million, compared to an operating loss of $2.2 million in the fourth quarter of fiscal 2012

•	Fiscal 2013 operating income of $1.2 million, compared to an operating loss of $2.0 million in fiscal 2012

•	eGain expects fiscal 2014 total annual cloud revenue growth of between 40% and 45% year-over-year

•	eGain expects fiscal 2014 total annual revenue growth of between 20% and 25% year-over-year

Sunnyvale, Calif. (August 28, 2013) – eGain (NASDAQ: EGAN), a leading provider of cloud customer engagement solutions, today announced results for its fiscal 2013 fourth quarter and full year ended June 30, 2013.

“We executed well in fiscal 2013 as our investments in sales coverage, customer success, and product innovation are beginning to pay off,” said Ashu Roy, eGain’s CEO. “We are particularly pleased with our top rating in the Gartner Web Customer Service Magic Quadrant this year.”

“In fiscal 2014, we will continue to expand our sales team, even as we build out a meaningful partner ecosystem. With our market-leading platform and deep innovation pipeline, we look forward to capitalizing on the strategic market opportunity in enterprise customer engagement that we see ahead.”

Fiscal 2013 Fourth Quarter and Full Year Results:

Revenue: Total revenue for the fiscal fourth quarter was $18.0 million, an increase of 69% on a year-over-year basis. Subscription and support revenue for the fiscal fourth quarter was $9.0 million, an increase of 42% on a year-over-year basis. The cloud portion of the subscription and support revenue was $5.6 million, an increase of 73% on a year-over-year basis. License revenue for the fiscal fourth quarter was $4.6 million, an increase of 101% on a year-over-year basis. Professional services revenue for the fiscal fourth quarter was $4.4 million, an increase of 116% on a year-over-year basis

For the full fiscal year 2013, total revenue was $58.9 million, an increase of 36% over fiscal 2012. Subscription and support revenue was $32.3 million, an increase of 37% over fiscal 2012. The cloud portion of the subscription and support revenue was $19.1 million, an increase of 70% over fiscal 2012. License revenue was $12.9 million, an increase of 16% over fiscal 2012. Professional services revenue was $13.8 million, an increase of 58% over fiscal 2012.

Gross Profit: Gross profit for the fiscal fourth quarter was $13.1 million, compared to $6.7 million for the fourth quarter of fiscal 2012. Gross margin for the fiscal fourth quarter was 73%, compared to 63% in the fourth quarter last year. The subscription and support revenue gross margin for the fiscal fourth quarter increased to 83%, compared to 77% in the fourth quarter last year.

For the full fiscal year 2013, gross profit was $40.9 million, compared to $29.9 million for fiscal 2012. Gross margin was 69% in fiscal years 2013 and 2012. The subscription and support revenue gross margin increased to 83%, compared to 77% in fiscal 2012.

Earnings per Share: Net income for the fiscal fourth quarter was $1.9 million, or $0.08 per share on a basic basis and $0.07 per share on a diluted basis, compared to an adjusted net loss of $2.9 million, or a loss of $0.12 per share on a basic and diluted basis, for the fourth quarter of last year. Net income for the fiscal fourth quarter includes stock-based compensation expense of $271,000 and interest and tax expense of $246,000, compared to stock-based compensation expense of $336,000 and interest and tax expense of $392,000 in the fourth quarter last year.

For the full fiscal year 2013, net income was $684,000, or $0.03 per share on a basic and diluted basis, compared to an adjusted net loss of $3.8 million, or a loss of $0.16 per share on a basic and diluted basis, for fiscal 2012. Net income for fiscal 2013 includes stock-based compensation expense of $1.1 million and interest and tax expense of $862,000, compared to stock-based compensation expense of $856,000 and interest and tax expense of $1.1 million in fiscal 2012.

Cash: Total cash, cash equivalents and restricted cash increased to $17.2 million at June 30, 2013, up from $10.9 million at June 30, 2012. Net cash provided by operations was $10.2 million for fiscal 2013, compared to adjusted net cash provided by operations of $1.0 million for fiscal 2012.

Deferred Revenue: Total deferred revenue (which includes both deferred revenue on the balance sheet of $19.7 million and unbilled deferred revenue that remains off balance sheet of $24.8 million, collectively representing contractual commitments that have not been recognized as revenue) was $44.5 million at June 30, 2013, compared to $28.8 million at June 30, 2012.

Fiscal 2014 Guidance: eGain is estimating fiscal 2014 annual total revenue growth to be between 20% and 25% and annual cloud revenue growth to be between 40% and 45%.

Quarterly Conference Call

eGain will discuss its quarterly results today via teleconference at 5:00 p.m. Eastern Daylight Time. To access the live call, please dial (866) 206-6509, or outside the U.S. (703) 639-1108, at least five minutes prior to the start time. A live webcast of the call can be accessed from the investors section at www.egain.com. An audio replay of the conference call can be accessed at (888) 266-2081 (U.S. toll-free) or (703) 925-2533 (international). The replay will be available starting two hours after the call and remain in effect for one week. The required pass code is #1621215. An archive of the webcast will also be available on the investors section at www.egain.com.

About eGain

eGain’s customer engagement solutions power digital transformation strategies for leading brands. Our top-rated cloud applications for social, mobile, web, and contact centers help clients deliver connected customer journeys in a multichannel world. To find out more about eGain investor relations, visit http://www.egain.com/company/investors/

Headquartered in Sunnyvale, California, eGain has operating presence in North America, EMEA, and APAC. To learn more about us, visit www.eGain.com or call the company’s offices: +1-800-821-4358 (US), +44-(0)-1753-464646 (EMEA), or +91-(0)-20-6608-9200 (APAC).

# # #

Cautionary Note Regarding Forward-Looking Statements. This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other matters, statements about the Company’s market opportunities, statements about the Company’s expected financial results for the fiscal fourth quarter ended June 30, 2013 and for the full 2013 fiscal year with respect to total revenue, cloud revenue and business mix, and statements regarding our fiscal 2014 guidance, including sources of revenue and business mix . The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, the company’s results could differ materially from the results expressed or implied by the forward-looking statements we make. The risks and uncertainties referred to above include—but are not limited to—risks that our hybrid revenue model and lengthy sales cycles may negatively affect our operating results; risks related to our reliance on a relatively small number of customers for a substantial portion of our revenue; our ability to compete successfully and manage growth; our ability to develop and expand strategic and third party distribution channels; risks related to our international operations; our ability to invest resources to improve our products and continue to innovate; and other risks detailed from time to time in eGain’s filings with the Securities and Exchange Commission, including eGain’s annual report on Form 10-K filed on September 25, 2012, and eGain’s quarterly reports on Form 10-Q, which are available on the Securities and Exchange Commission’s Web site at www.sec.gov. These forward-looking statements are based on current expectations and speak only as of the date hereof. The Company assumes no obligation to update these forward-looking statements.

Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain. All other company names and products are trademarks or registered trademarks of their respective companies.

eGain	MKR Group Investor Relations
Charles Messman, VP Finance	Todd Kehrli or Jim Byers
Phone: 408-636-4500	Phone: 323-468-2300
Email: iregain@egain.com	Email: egan@mkr-group.com

eGain Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Years Ended
	June 30,		June 30,
	2013	2012	2013	2012
		As Adjusted		As Adjusted
Revenue:
Subscription and support	$8,955	$6,302	$32,281	$23,594
License	4,616	2,300	12,853	11,067
Professional services	4,398	2,034	13,755	8,703

Total revenue	17,969	10,636	58,889	43,364

Cost of subscription and support	1,536	1,467	5,495	5,363
Cost of license	26	(38)	151	(39)
Cost of professional services	3,265	2,486	12,360	8,112

Total cost of revenue	4,827	3,915	18,006	13,436

Gross profit	13,142	6,721	40,883	29,928
Operating expenses:
Research and development	2,226	1,760	8,419	6,132
Sales and marketing	6,912	5,669	24,434	20,086
General and administrative	1,858	1,457	6,787	5,743

Total operating expenses	10,996	8,886	39,640	31,961

Income/(loss) from operations	2,146	(2,165)	1,243	(2,033)
Interest expense, net	(107)	(134)	(483)	(722)
Other income (expense), net	(3)	(371)	303	(677)

Income /(loss) before income tax provision	2,036	(2,670)	1,063	(3,432)
Income tax provision	(139)	(258)	(379)	(390)

Net income/(loss)	$1,897	$(2,928)	$684	$(3,822)

Per share information:
Basic net income/(loss) per common share	$0.08	$(0.12)	$0.03	$(0.16)
Diluted net income/(loss) per common share	$0.07	$(0.12)	$0.03	$(0.16)
Weighted average shares used in computing basic net income / (loss) per common share	25,050	24,450	24,780	24,329
Weighted average shares used in computing diluted net income / (loss) per common share	26,504	24,450	26,089	24,329
Summary of stock-based compensation included in the costs and expenses above:
Cost of revenue	$34	$24	$121	$77
Research and development	$49	$75	$261	$180
Sales and marketing	$104	$93	$360	$274
General and administrative	$84	$144	$339	$325

eGain Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30,	June 30,
	2013	2012
		As Adjusted
ASSETS
Current assets:
Cash and cash equivalents	$16,206	$9,911
Restricted cash	29	35
Accounts receivable, net	12,307	6,535
Deferred commissions	1,745	955
Prepaid and other current assets	2,377	795

Total current assets	32,664	18,231
Property and equipment, net	3,544	2,295
Deferred commissions, net of current portion	776	643
Goodwill	4,880	4,880
Restricted cash, net of current portion	1,000	1,000
Other assets	672	894

Total assets	$43,536	$27,943

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,583	$1,875
Accrued compensation	4,339	3,385
Accrued liabilities	2,478	1,549
Deferred revenue	15,679	6,896
Bank borrowings	2,667	1,666
Related party notes payable	2,897	—

Total current liabilities	30,643	15,371
Deferred revenue, net of current portion	4,057	1,187
Bank borrowings, net of current portion	2,000	1,667
Related party notes payable	—	5,563
Other long term liabilities	848	242

Total liabilities	37,548	24,030

Stockholders’ equity:
Common stock	25	24
Additional paid-in capital	328,552	326,742
Notes receivable from stockholders	(87)	(85)
Accumulated other comprehensive loss	(1,168)	(750)
Accumulated deficit	(321,334)	(322,018)

Total stockholders’ equity	5,988	3,913

Total liabilities and stockholders’ equity	$43,536	$27,943